AMENDMENT


     FIRST AMENDMENT, dated as of July 28, 1998, to the Rights Agreement, dated as of June 5, 1995 (the "Rights Agreement"), between Gryphon Holdings, Inc. (the "Company") and State Street Bank and Trust Company, as Rights Agent (the "Rights Agent").

     WHEREAS, the parties hereto are parties to the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors deems it desirable and in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth below; and

     WHEREAS, the parties hereto desire to amend the Rights Agreement, as provided herein.

     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and in the rights agreement, the parties hereto agree as follows:

     1. The definition of "Acquiring Person" as set forth in Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

          (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of the percentage of Common Shares (the "Acquiring Person Percentage") equal to or greater than the lesser of (A) 20% of the Common Shares then outstanding or (B) the greater of (x) 10% of the Common Shares then outstanding or (y) the percentage of the Common Shares then outstanding equal to the number of Common Shares Beneficially Owned as of 4:30 p.m. New York time on July 28, 1998 by the Person Beneficially Owning the largest number of Common Shares as of such date and time divided by the Common Shares outstanding as of such date and time, but shall not include (i) the Company or any Subsidiary (as such term is hereinafter defined) of the Company, (ii) any employee benefit plan (including, but not limited to, any employee stock ownership plan) of the Company or any Subsidiary of the Company or any Person organized, appointed or established by the Company or such Subsidiary as a fiduciary for or pursuant to the terms of any such employee benefit plan or (iii) any Person who would otherwise be an "Acquiring Person" but for the good faith determination by the Board of Directors of the Company that such Person has become an "Acquiring Person" inadvertently, provided that such Person together with its Affiliates and Associates divest themselves as promptly as practicable of beneficial ownership of a sufficient number of Common Shares so that such Person together with its Affiliates and Associates beneficially own a percentage of the Common Shares then outstanding less than the Acquiring Person Percentage. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as a result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to a percentage of the Common Shares then outstanding greater than the Acquiring Person Percentage, provided, however, that if a Person, together with its Affiliates and Associates, shall become the Beneficial Owner of a percentage of the Common Shares greater than the Acquiring Person Percentage by reason of share purchases by the Company and shall, after such share
          purchases  by  the  Company,   become  the  Beneficial  Owner  of  any
          additional Common Shares of the Company other than as a direct or indirect result of any corporate action taken by the Company, then such Person shall be deemed to be an "Acquiring Person."

     2. The last sentence of Section 2 of the Rights Agreement is hereby deleted and in lieu thereof the following sentences shall be inserted:

          "The Company may from time to time appoint such Co- Rights Agents as it may deem necessary or desirable, upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agent."

     3. The first sentence of clause (a) of Section 3 of the Rights Agreement is hereby amended to read in its entirety as follows:

          (a) Until the earlier of the Close of Business on (i) the tenth Business Day after the Shares Acquisition Date or (ii) the tenth Business Day, or such specified or unspecified later date as may be determined by action of the Board of Directors of the Company, after the date of the commencement of (as determined by reference to Rule l4d- 2(a), as now in effect under the Exchange Act), or first public announcement of the intent of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan, including, but not limited to, an employee stock ownership plan, of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company or such Subsidiary as a fiduciary pursuant to the terms of any such employee benefit plan) to commence (which intention to commence remains in effect for five Business Days after such announcement), a tender or exchange offer for an amount of Common Shares of the Company which, together with the Common Shares already beneficially owned by such Person, constitutes a percentage of the Common Shares then outstanding greater than the Acquiring Person Percentage (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates described in clauses (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for Common Shares registered in the names of the holders thereof (which certificates for Common Shares shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the rights to receive Right Certificates will be transferable only in connection with the transfer of Common Shares.

     4. The tenth line of Section 18(a) is hereby amended by inserting the word "gross" before the word "negligence."

     5. The Second line of Section 20(c) is hereby amended by inserting the word "gross" before the word "negligence."

     6. Section 26 is hereby amended by deleting the address for sending notices to State Street Bank and Trust Company and inserting in lieu thereof the following:

          "c/o Boston Equiserve Limited Partnership
          150 Royall Street
          Canton, MA  02021
          Attention: Client Administration"

     7. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

     8. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

     9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment as of the date first above written.

                                         GRYPHON HOLDINGS, INC.


                                         By: /s/ Stephen A. Crane
                                             -------------------------------
                                             Stephen A. Crane
                                             President and CEO

ATTEST:

/s/ Robert M. Coffee
-----------------------


                                         STATE STREET BANK AND TRUST COMPANY


                                         By: /s/ Charles Rossi
                                             -------------------------------
                                             Charles Rossi
                                             Vice President

ATTEST:

/s/ Kathleen Federico
-----------------------